Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2009 has been prepared from the audited consolidated financial statements of National Coal Corp., a Florida corporation (the “Company”), as of and for the year ended December 31, 2009.

The Company completed the sale of its preparation plant and rail loadout facility located in Devonia, Tennessee, an active underground mine, certain idle mines, and related assets used in and located at our New River Tract operations on April 20, 2010 to Ranger Energy Investments, LLC (“Ranger Energy”) for $11.8 million. Ranger Energy also paid the Company $1.9 million in cash which was previously pledged to secure reclamation bonds and other liabilities associated with the New River Tract operation. Additionally, the Company entered into a lease agreement whereby Ranger Energy is leasing mineral rights on approximately 22,000 acres of the New River Tract. As a part of the asset sale, Ranger Energy assumed a coal supply agreement for which the Company will receive an overriding royalty and certain reclamation liabilities related to the assets sold.  The unaudited pro forma condensed consolidated financial information has been prepared on a basis to reflect the transaction as if such transaction occurred as of January 1, 2009 for the statement of operations and at December 31, 2009 for the balance sheet.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and should not be considered indicative of actual results that would have been achieved had the sale been completed as of the dates indicated and does not purport to project the financial condition or results of operations and cash flows for any future date or period.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s consolidated financial statements as of and for the year ended December 31, 2009, including the notes thereto, included in the Company’s Form 10-K for the year ended December 31, 2009.

National Coal Corp.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2009

	Historical	Pro Forma
	National Coal Corp.	Adjustments		As Adjusted
Assets
Current Assets:
Cash and cash equivalents	$1,185,725	$12,181,570	(a)	$13,367,295
Accounts receivable, net	366,680	-		366,680
Inventory	1,403,972	(347,344)	(b)	1,056,628
Prepaid and other current assets	1,550,919	(568,385)	(b)	982,534
Total Current Assets	4,507,296	11,265,841		15,773,137

Property, plant, equipment and mine development, net	40,298,450	(11,295,147)	(b)	29,003,303
Deferred financing costs	890,048	-		890,048
Restricted cash	6,211,637	(1,897,250)	(a)	4,314,387
Other non-current assets	906,097	-		906,097
Total Assets	$52,813,528	$(1,926,556)		$50,886,972

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$11,551,663	$(2,097,857)	(a)	$9,453,806
Accrued expenses	1,065,355	-		1,065,355
Borrowings under short-term line of credit	3,000,000	(3,000,000)	(a)	-
Current maturities of long - term debt	42,372,933	(10,595)	(a)	42,362,338
Current installments of obligations under capital leases	1,237,358	(1,092,251)	(a)	145,107
Current portion of asset retirement obligations	98,528	-		98,528
Total Current Liabilities	59,325,837	(6,200,703)		53,125,134

Long - term debt, less current maturities, net of discount	270,291	(7,484)	(a)	262,807
Obligations under capital leases, less current installments	140,958	-		140,958
Asset retirement obligations, less current portion	3,790,212	(467,274)	(b)	3,322,938
Deferred revenue	1,000,000	-		1,000,000
Other non-current liabilities	589,139	-		589,139
Total Liabilities	65,116,437	(6,675,461)		58,440,976

Stockholders' Deficit:
Common Stock, $.0001 par value; 80 million shares authorized;
34,313,889 shares issued and outstanding at December 31, 2009	3,431	-		3,431
Additional paid - in capital	116,191,838	-		116,191,838
Accumulated deficit	(128,498,178)	154,443	(a)	(123,749,273)
		4,594,462	(c)
Total Stockholders' Deficit	(12,302,909)	4,748,905		(7,554,004)
Total Liabilities and Stockholders' Deficit	$52,813,528	$(1,926,556)		$50,886,972

See accompanying notes.

National Coal Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009

	Historical	Pro Forma
	National Coal Corp.	Adjustments		As Adjusted
Revenues:
Coal sales	$85,598,350	$(33,709,463)	(d)	$51,888,887
Other revenues	2,437,132	2,750,581	(e)	5,187,713
Total revenues	88,035,482	(30,958,882)		57,076,600

Operating expenses:
Cost of coal sales (exclusive of depreciation, depletion, amortization and accretion)	80,323,782	(27,710,915)	(f)	52,612,867
Cost of services	2,325,490	-		2,325,490
Depreciation, depletion, amortization and accretion	9,925,328	(4,749,748)	(g)	5,175,580
General and administrative	6,636,346	(90,016)	(h)	6,546,330
Total operating expenses	99,210,946	(32,550,679)		66,660,267

Loss from continuing operations	(11,175,464)	1,591,797		(9,583,667)

Other income (expense):
Interest expense	(6,879,517)	1,028,687	(i)	(5,850,830)
Interest income	170,086	-		170,086
Other	155,504	-		155,504
Other income (expense)	(6,553,927)	1,028,687		(5,525,240)

Loss from continuing operations before income taxes	(17,729,391)	2,620,484		(15,108,907)

Income tax benefit	-	-		-

Loss from continuing operations	$(17,729,391)	$2,620,484		$(15,108,907)

Loss per common share from continuing operations - basic and diluted	$(0.52)			$(0.44)

Weighted average common shares outstanding	34,004,575			34,004,575

See accompanying notes.

National Coal Corp.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

The notes to the unaudited pro forma condensed consolidated financial information that follow are intended to provide additional information regarding the effect of the pro forma adjustments on the unaudited pro forma condensed consolidated financial information.

(a)	Reflects the sources and uses of cash from the sale of assets to Ranger Energy assuming the transaction occurred on December 31, 2009.

Sources:
Sale of assets	$10,000,000
Sale of coal inventory at the Baldwin processing plant and loadout facility	284,320
Release of restricted cash due to the assumption of the reclamation liabilities by Ranger Energy	1,897,250
Total sources	12,181,570

Uses:
Repayment of trade accounts payable to an entity related to Ranger Energy	1,925,291
Repayment of the short term revolving line of credit with Ranger Energy	3,000,000
Repayment of equipment capital lease	696,432
Repayment of equipment note payable	18,079
Payment of transaction expenses	154,443
Total uses	5,794,245

Pro forma - Net proceeds to the Company	$6,387,325

Actual net proceeds to the Company on April 20, 2010 were $1.4 million.  The difference is primarily due to increases from December 31, 2009 to April 20, 2010 in trade accounts payable to an entity related to Ranger Energy and a $1.5 million increase in the outstanding balance on the short term revolving line of credit.

(b)	Reflects the elimination of assets sold and liabilities assumed as a result of the asset sale.
(c)
Reflects the loss on the sale if it had occurred on December 31, 2009.  The actual loss to be recognized will be based on the carrying amounts of the assets sold and liabilities assumed or released on the date of the transaction and may be materially different than the loss noted herein. Based on preliminary estimates, National Coal Corp. anticipates a $1.1 million loss will be recognized in the final accounting for the asset sale.  The pro forma presentations included herein should not be relied upon as indicative of the actual loss to be recorded.

(d)	Reflects the elimination of coal sales related to the coal supply agreement that was sold.
(e)	Reflects other revenues recognized from the overriding royalty agreement related to the coal supply agreement and royalty income from the leasing of mineral rights.
(f)
Reflects the elimination of mining and processing costs associated with the sale of the preparation plant, loadout facility, three mines and mining equipment and the elimination of purchased coal from a coal purchase contract that was terminated as a result of the sale.

(g)
Reflects the elimination of depreciation, depletion, amortization and accretion from the preparation plant, loadout facility, three mines and mining equipment sold, net of additional depletion from coal sold through the mineral rights lease agreement.

(h)	Reflects the elimination of franchise and property taxes on assets sold.
(i)
Reflects the elimination of interest expense on the short term revolving line of credit repaid from the proceeds of the transaction and the elimination of interest expense on a capital lease obligation and an equipment note payable relating to mining equipment sold, which were also repaid from the proceeds.